Exhibit 99.1

                   SigmaTron International, Inc. Signs Letter of Intent to Sell Las Vegas Facility to Grand Products, Inc.


    ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--March 29, 2005--SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services (EMS) company, today announced it has signed a non-binding letter of intent to sell its Las Vegas, Nevada operation to Grand Products, Inc. Terms of the proposed transaction were not disclosed.
    SigmaTron's Las Vegas facility is a complete EMS center specializing in the assembly of electronic products and cables for a broad range of customers primarily in the gaming industry. Comprehensive services include automatic insertion and pick-and-place equipment with in-circuit test systems.
    Gary R. Fairhead, president and chief executive officer, said, "This transaction would allow SigmaTron to reallocate its resources, allowing us to better focus on expanding our capabilities in higher growth manufacturing locations. The proceeds and additional free cash flow would provide us with the ability to explore other niche acquisitions or invest in other operations to maximize our shareholder value."
    Grand Products, Inc. is a privately held, full service contract assembler of coin-op games and gaming machines. It has been in business 20 years and is headquartered in Des Plaines, Illinois. Grand Products, Inc. is licensed by the Nevada Gaming Commission to manufacture and distribute gaming devices.
    David Marofske, Jr., president of Grand Products, Inc., said, "This acquisition will strengthen our capabilities and position in the growing gaming market, especially in Nevada."
    Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Las Vegas, Nevada, Acuna, Mexico, Fremont, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.
    Note: To the extent any statements in this press release statement may be deemed to be forward looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business, including the Company's continued dependence on certain significant customers; that the transactions subject to a non-binding letter of intent will not be completed; the continued market acceptance of products and services offered by the Company and its customers; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company's operating results; the availability and cost of necessary components; the Company's ability to manufacture lead free assemblies by mid - 2006; regulatory compliance; the continued availability and sufficiency of the Company's credit arrangements; changes in U.S., Mexican or Chinese regulations affecting the Company's business; the continued stability of the Mexican and Chinese economic, labor and political conditions, currency fluctuations, and the ability of the Company to manage its growth, including expansion into China and securing financing for the operation in China. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K, and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this press release and the Company undertakes no obligation to update or revise such statements in light of new information, future events or otherwise.


    CONTACT: SigmaTron International, Inc.
             Linda K. Blake, 1-800-700-9095